May 12, 2000

Alexander & Baldwin, Inc.
822 Bishop Street
Honolulu, Hawaii  96801-3440


At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2000, of the facts relating to your change in accounting for drydocking costs from accruing and expensing such costs in advance to deferring such costs when incurred and amortizing them over the period to the next drydocking. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Alexander & Baldwin, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1999. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Alexander & Baldwin, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1999.

Yours truly,

/s/ Deloitte & Touche LLP